EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the use of our report dated November 9, 2004, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of October 1, 2004 and October 3, 2003, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended October 1, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Philadelphia, Pennsylvania

May 10, 2005